EXHIBIT 99.1

Heritage Oaks Bancorp Announces Resignation of Executive Vice President, Chief Financial Officer, Mark Olson

PASO ROBLES, Calif., Jan. 14, 2014 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), the holding company for Heritage Oaks Bank (the "Bank") (Nasdaq:HEOP), announced that the Company's and the Bank's Executive Vice President and Chief Financial Officer, Mark Olson, has tendered his resignation effective January 31, 2014.

Simone Lagomarsino, President and Chief Executive Officer of the Company and the Bank said, "It saddens me to announce that Mark will be leaving the Bank. During his time here, Mark has made numerous contributions to the growth and profitability of our organization. We appreciate all his hard work and wish Mark well in the next phase of his career."

The Bank has begun the search for a successor. In the interim, Ms. Lagomarsino, an experienced financial services executive who has previously served as a chief financial officer at other institutions, will assume Mr. Olson's duties and she will serve as President, Chief Executive Officer and Interim Chief Financial Officer.

About Heritage Oaks Bancorp

With $1.2 billion in assets, Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters and two branch offices in Paso Robles, two branch offices in each of San Luis Obispo and Santa Maria, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, Morro Bay, and Santa Barbara as well as loan production offices in Goleta and Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference herein any material contained therein. Member Federal Deposit Insurance Corporation and Equal Housing Lender.

Forward Looking Statements

Certain statements contained in this press release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). Statements concerning future performance, developments or events, management's expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements within the meaning of the Act and are subject to a number of risks and uncertainties. Actual results may differ materially from expectations expressed in any forward-looking statements as a result of such risks and uncertainties. Specific risks and uncertainties include, but are not limited to, the ongoing recession in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other risk and uncertainties that could affect our business, operations and financial results are included in the Company's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements prove to be incorrect, the Company's results could differ materially and adversely from those expressed in, implied or projected by such forward-looking statements. The Company and the Bank assume no obligation to update such forward-looking statements and expressly disclaim any intent to do the same.

CONTACT: Simone Lagomarsino, President, CEO & Acting CFO
         805.369-5200